Exhibit 3.13

State of Delaware Secretary of State Division of Corporations Delivered 08:18AM 05/31/2007 FTLED 02:45 PM 05/31/2007 SRV 070647758 – 4208393 FTLE

CERTIFICATE OF MERGER

OF

NEW ACQUISITION CORPORATION

WITH AND INTO GIANT

INDUSTRIES, INC.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:	That the names of the constituent corporations to the merger are Giant Industries, Inc., a Delaware corporation, and New Acquisition Corporation, a Delaware corporation.

SECOND:	That an Agreement and Plan of Merger, as amended, between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD:	That the name of the surviving corporation of the merger is Giant Industries, Inc., a Delaware corporation.

FOURTH:	That the Certificate of Incorporation set forth on Exhibit A attached hereto shall be the Certificate of Incorporation of the surviving corporation.

FIFTH:	That the executed Agreement and Plan of Merger, as amended, is on file at an office of the surviving corporation, the address of which is 23733 North Scottsdale Road, Scottsdale, Arizona 85255.

SIXTH:	That a copy of the Agreement and Plan of Merger, as amended, will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

Dated: May 31, 2007

GIANT INDUSTRIES, INC.

By:	/s/ Mark B. Cox

Mark B. Cox
Executive Vice President

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

GIANT INDUSTRIES, INC.

FIRST: The name of the corporation is Giant Industries, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. County of New Castle. and the name of its initial registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

FOURTH: The aggregate number of shares of all classes which the corporation shall have authority to issue is 1,000 shares of common stock having a par value of $0.01 per share.

FIFTH: No holder of shares of stock of the corporation shall have a preemptive right to purchase or subscribe for and receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, option, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock.

SIXTH: No stockholders of the corporation shall have the right and power to cumulate votes attributable to their shares for the election of directors.

SEVENTH: Election of directors need not be by written ballot, except and to the extent provided in the bylaws of the corporation.

EIGHTH: The number of directors of the corporation shall be fixed as specified or provided for in the bylaws of the corporation.

NINTH: Except as otherwise provided by statute, any action that might have been taken at a meeting of stockholders by a vote of the stockholders may be taken with the written consent of stockholders owning (and by such written consent, voting) in the aggregate not less than the minimum percentage of the total number of shares that by statute, this Certificate of Incorporation, the bylaws of the corporation or an agreement of all of the stockholders are required to be voted with respect to such proposed corporate action; provided, however, that the written consent of a stockholder who would not have been entitled to vote upon the action if a meeting were held shall not be counted; and further provided, that prompt notice shall be given to all stockholders of the taking of such corporate action without a meeting if less than unanimous written consent of all stockholders who have been entitled to vote on the action if a meeting were held is obtained.

TENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation or adopt new bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that bylaws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

ELEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them, and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors; and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TWELFTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

THIRTEENTH: The corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation, bylaws of the corporation or written agreement of all of the stockholders of the corporation, from time to time, to amend the Certificate of Incorporation or any provisions thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.